Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-40356, 333-89966, 333-97571, 333-110703, 333-115987, 333-125461, 333-134749, 333-143048, 333-166601, 333-181685, 333-193970, and No. 333-195633 on Form S-8 of our reports dated February 28, 2017, relating to the consolidated financial statements and financial statement schedule of Itron, Inc. and subsidiaries (“the Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Itron, Inc. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP
Seattle, Washington
February 28, 2017